Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Neuberger Berman Equity Funds and to the use of our report dated October 19, 2020  on the financial statements and financial highlights of Neuberger Berman Intrinsic Value Fund, Neuberger Berman Mid Cap Growth Fund, Neuberger Berman Mid Cap Intrinsic Value Fund, Neuberger Berman Multi-Cap Opportunities Fund, Neuberger Berman Small Cap Growth Fund, and Neuberger Berman Sustainable Equity Fund, each a series of Neuberger Berman Equity Funds (the “Trust”).  Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

           /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 11, 2020